Exhibit 99.1

NEWS RELEASE

	For additional	Thomas A. H. White
FOR IMMEDIATE RELEASE	information contact:	Senior Vice President, Investor Relations
423.294.8996

Linnea R. Olsen
Director, Investor Relations
410.872.8970

November 7, 2005		Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Announces Plan to Repatriate Up to

$450 Million Under the Homeland Investment Act

CHATTANOOGA, TN., November 7, 2005 – UnumProvident Corporation (NYSE: UNM) announced today that it intends to repatriate, during the fourth quarter of 2005, up to $450.0 million in unremitted foreign earnings under the Homeland Investment Act. As part of its repatriation plan, one of its wholly-owned subsidiaries, UnumProvident Finance Company plc, intends to issue ten-year notes in a private offering, which will be fully and unconditionally guaranteed by UnumProvident Corporation and its U.K. holding company.

As part of its repatriation plan, UnumProvident Corporation intends to make a domestic investment of the repatriated amount in non-executive compensation, consistent with the requirements of the legislation.

In order to maintain its current debt leverage ratio, the Company will reduce its outstanding debt by an amount equal to the debt issuance during the first quarter of 2006 by participating in the remarketing of its mandatory convertible securities in February, 2006.

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 11,600 people worldwide. For more information, visit www.unumprovident.com.

The notes referred to above are not being registered under the Securities Act of 1933 pursuant to an exemption from the registration requirements of the Act and may not be offered or sold in the United States absent registration or an available exemption.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding UnumProvident Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.